Exhibit 15.1

August 10, 2017

Aflac Incorporated
Columbus, Georgia
RE: Registration Statement on Form S-8
With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated May 3, 2017 and August 3, 2017 related to our review of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such reports are not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or reports prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.
/s/ KPMG LLP
Atlanta, Georgia